Exhibit 99.1

FOR FURTHER INFORMATION:

A. Vincent Siciliano	James Burgess
President and CEO	EVP and CFO
Tel: 858-875-2005	858-875-2008
Email: vsiciliano@1stpacbank.com	jburgess@1stpacbank.com

1ST PACIFIC BANCORP REPORTS FIRST QUARTER EARNINGS

SAN DIEGO, May 3, 2007 — 1st Pacific Bancorp (OTC BB: FPBN), the holding company for 1st Pacific Bank of California, today announced first quarter 2007 net income of $672,000, a decrease of 3.0 percent from the $693,000 reported for the prior-year first quarter. Diluted earnings per share were $0.16, unchanged from the first quarter of 2006. Compared to fourth quarter of 2006, net income declined 14.7 percent, and 15.0 percent on a diluted per share basis. Year over year, results reflect solid loan growth, which has, however, slowed in the first quarter of this year, exceptional asset quality, and disciplined control of expenses, offset by net interest margin compression.

Highlights for the first quarter of 2007 include:

•                  Assets increased 13.7 percent to $315.6 million for the twelve-months ending March 31, 2007; loan growth was $32.6 million, up 13.2 percent.

•                  The net interest margin declined 94 basis points over the past year, to 4.93 percent for the first quarter of 2007.

•                  Asset quality remains exceptional. There were zero non-performing loans, zero foreclosed real estate, and zero net charge-offs reported for the first quarter of 2007.

•                  Operating expenses, up 11.4 percent year over year, demonstrated the Company’s disciplined approach to expense control. Non-interest expense has been steadily declining as a percent of average assets, improving by 29 basis points over the twelve-month period, to 3.47 percent of average assets annualized for the current quarter.

•                  The holding company reorganization of 1st Pacific Bank of California was completed on January 16, 2007. Effective Tuesday, January 30, 2007, the common stock of 1st Pacific Bancorp began trading on the OTC Bulletin Board under the symbol FPBN.

•                  On February 22, 2007, 1st Pacific entered into a definitive agreement to acquire Solana Beach, Calif.-based Landmark National Bank for $24.6 million in cash and stock. The acquisition will add $125.0 million in assets and two branches: one in Solana Beach and one in La Jolla.

Vincent Siciliano, President and CEO of 1st Pacific Bancorp, commented, “We are pleased with our performance in this challenging environment. Residential construction activity in San Diego County has slowed from its earlier heights; however, commercial real estate and industrial loans continue to support overall portfolio growth, albeit at a more moderate pace. Funding costs have been our limiting factor, but we have been successful recently in attracting lower-cost core deposits to replace wholesale funding. Our recent announcement of the Landmark acquisition is on track to close in the third quarter, and should provide additional expansion and cross-sell opportunities.”

Total revenue, consisting of net interest income and non-interest income, was $3.91 million for the first quarter of 2007, an increase of 3.6 percent above the $3.77 million reported for the prior-year first quarter. Net interest income increased 2.3 percent to $3.74 million, reflecting a 21.8 percent increase in average earning assets, partially offset by a 94 basis point decline in net interest margin, to 4.93 percent. Compared with the fourth quarter of 2006, the first quarter margin declined 26 basis points, and according to Mr. Siciliano, “appears to be stabilizing.” Non-interest income for the first quarter of 2007 was $170,000 compared with $120,000 for the year-ago quarter, an increase of 41.6 percent, with improvement from both services fees and gains on loan sales.

Expenses continue to be well controlled, declining relative to 1st Pacific’s growing asset base. Noninterest expense was $2.7 million for the first quarter of 2007, an increase of $275,000 or 11.4 percent, over the prior-year first quarter. Salaries and benefits rose only $83,600, or 5.4 percent, benefiting from a stable headcount of 71 FTE employees year over year, despite the addition of five employees to staff the new office in El Cajon. Other expenses accounted for the largest share of the increase, up $130,700, or 24.5 percent from the first quarter of 2006; the formation of the holding company accounted for $50,000 of the increase in other expenses. Noninterest expense improved from 3.76 percent of average assets for the first quarter of 2006 to 3.47 percent for the current quarter as 1st Pacific continued to leverage its infrastructure. The efficiency ratio for the first quarter of 2007 was 69.0 percent compared with 64.1 percent for the year-ago quarter.

Asset quality remains exceptional. Nonperforming assets were zero at March 31, 2007, compared with $1.0 million of non-performing loans twelve months ago; the bank reported a net recovery of $100 this quarter, compared with a net charge-off of $632 for the year-ago quarter. At March 31, 2007, the loan loss reserve was $3.3 million, or 1.19 percent of loans.

At March 31, 2007, total assets were $315.6 million, an increase of 13.7 percent above year-ago levels; for the same 12-month period, loans grew $32.6 million or 13.2 percent, reaching $280.0 million at quarter-end. Construction and land loans (C&D) remained the largest component of the bank’s loan portfolio; year over year, this category increased $9.7 million, or 9.6 percent, to $109.9 million. As a percent of the total loans, C&D loans accounted for 39.2 percent in the first quarter of 2007, down modestly from 40.5 percent in the year-ago quarter. “One of our strengths is portfolio diversification; commercial real estate and C&I loans account for 31 percent and 21 percent of our portfolio, respectively.”

Mr. Siciliano added, “We are seeing a slowdown in residential construction activity this year in San Diego County; first quarter C&D loans are down $6.5 million from fourth quarter. However, our pipeline is still strong, and we do not anticipate any major shifts in our portfolio this year.” Overall, loans increased by $4.8 million in the first quarter of 2007, up 1.7 percent, primarily from a higher level of commercial real estate lending.

Deposits were $268.8 million at March 31, 2007, up $33.2 million or 14.1 percent from twelve months ago. “During the fourth quarter, we ran a successful campaign that attracted over $14 million in money market funds, and this growth has continued into 2007, allowing us to reduce our reliance on wholesale time deposits,” added Siciliano. Money market and savings accounts grew 55.1 percent over the past twelve months and now account for 33.6 percent of 1st Pacific’s deposit base, up from 24.7 percent in the year-ago quarter. Meanwhile, time deposits declined from 47.5 percent of total deposits for the first quarter of 2006, to 43.4 percent for the current quarter.

At March 31, 2007, shareholders’ equity was $26.7 million, an increase of $3.7 million, or 15.9 percent from twelve months ago. Shareholders’ equity was 8.46 percent of assets at period-end compared with 8.30 percent the year earlier. Mr. Siciliano concluded, “We are positioned well in our highly diversified San Diego County market, with sufficient opportunities for growth despite a slowdown in the real estate sector. Our strong network of developers continues to present us with quality projects; there are just fewer available. We look forward to an enhanced market position with the acquisition of Landmark, and are excited by the emerging synergies between our two organizations.”

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s largest publicly owned community business bank. The bank offers a full complement of business products and services to meet the financial needs of professional firms, small to mid-sized businesses, their owners and the people who work there. Offices are located in the Golden Triangle area, the Tri-Cities area of Oceanside, Mission Valley, Inland North County, and El Cajon. The bank opened Nov. 17, 2000 after raising $11.5 million in an initial public offering. For additional information, visit the Company’s web site at www.1stpacificbank.com.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by 1st Pacific Bancorp with the Federal Reserve Board. 1st Pacific Bancorp undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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1st Pacific Bancorp

CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarterly
	2007	2006	2006	2006	2006
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	$3,737	3,809	3,874	3,908	3,652
Provision for loan losses	$77	10	86	169	179
NonInterest income	$170	134	140	145	120
NonInterest expense	$2,694	2,635	2,441	2,477	2,419
Net income	$672	789	873	822	693
Basic earnings per share	$0.17	0.20	0.23	0.21	0.18
Diluted earnings per share	$0.16	0.19	0.21	0.20	0.16
Average shares outstanding	3,890,484	3,873,532	3,868,396	3,866,992	3,852,399
Average diluted shares outstanding	4,228,740	4,215,993	4,181,556	4,136,256	4,238,811

PERFORMANCE RATIOS
Return on average assets	0.87%	1.04%	1.23%	1.18%	1.08%
Return on average common equity	10.36%	12.32%	14.21%	14.05%	12.41%
Net interest margin (fully tax-equivalent)	4.93%	5.20%	5.61%	5.81%	5.87%
Efficiency ratio	68.95%	66.83%	60.82%	61.13%	64.14%

CAPITAL
Period-ending equity to assets	8.46%	8.14%	8.46%	8.31%	8.30%
Book value per share	$6.86	6.67	6.42	6.17	5.96

ASSET QUALITY
Net loan charge-offs (recoveries)	$(0)	1	0	0	1
Allowance for loan losses	$3,328	3,251	3,242	3,156	2,987
Allowance for losses to total loans	1.19%	1.18%	1.27%	1.24%	1.21%
Nonperforming loans	$0	0	0	1,011	1,027
Other real estate owned	$0	0	0	0	0
Nonperforming assets to total assets	0.00%	0.00%	0.00%	0.35%	0.37%

END OF PERIOD BALANCES
Total Loans	$280,032	275,266	255,560	254,341	247,461
Total assets	$315,559	318,465	293,530	287,352	277,449
Deposits	$268,793	261,838	245,011	249,781	235,590
Shareholders’ equity	$26,705	25,936	24,841	23,875	23,037
Full-time equivalent employees	71	77	73	75	71

AVERAGE BALANCES
Total Loans	$277,367	266,602	254,315	246,028	234,133
Earning Assets	$307,220	290,730	273,920	269,876	252,305
Total assets	$314,849	299,530	282,106	278,573	260,654
Deposits	$266,117	253,378	244,637	247,643	228,813
Shareholders’ equity	$26,321	25,389	24,358	23,456	22,634

1st Pacific Bancorp

CONSOLIDATED BALANCE SHEETS

	Mar 31, 2007	Dec 31, 2006	Sept 30, 2006	June 30, 2006	Mar 31, 2006
ASSETS
Cash and due from banks	$5,515,000	$9,099,447	$6,949,190	$7,493,644	$5,970,981
Federal funds sold	17,375,000	20,985,000	18,180,000	12,730,000	18,085,000
Total cash and cash equilvalents	22,890,000	30,084,447	25,129,190	20,223,644	24,055,981

Investment securities available for sale	8,780,059	8,998,338	9,365,311	9,687,637	2,868,446
FRB, FHLB and other equity stock, at cost	2,110,100	2,086,850	1,892,850	1,727,850	1,716,400

Construction & Land	109,903,840	116,389,134	97,495,583	108,682,793	100,251,677
Residential & Comm’l RE	87,033,528	81,130,349	81,999,650	79,590,893	75,400,932
SBA 7a & 504 Loans	19,619,738	19,883,247	21,141,858	19,355,171	21,187,649
Commercial Loans	58,478,979	52,796,722	50,557,980	43,634,218	46,581,597
Other Consumer	4,995,707	5,066,085	4,365,279	3,077,554	4,039,508
Total loans and leases	280,031,792	275,265,537	255,560,350	254,340,629	247,461,363
Allowance for Loan Losses	(3,328,102)	(3,251,002)	(3,242,372)	(3,156,341)	(2,987,251)
Total loans and leases, net	276,703,690	272,014,535	252,317,978	251,184,288	244,474,112

Premises and Equipment, net	1,493,318	1,604,318	1,674,390	1,693,611	1,731,355
Accrued Interest and Other Assets	3,582,064	3,676,110	3,150,008	2,834,575	2,602,967

Total Assets	$315,559,231	$318,464,598	$293,529,727	$287,351,605	$277,449,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$48,261,279	$46,099,641	$47,509,107	$51,318,114	$51,855,630
Interest bearing checking	13,605,014	13,323,197	12,097,749	18,699,984	13,504,710
Savings and Money Market	90,389,640	87,783,374	73,602,309	63,916,866	58,271,440
Time Deposits	116,536,936	114,632,266	111,802,138	115,846,467	111,958,210
Total Deposits	268,792,869	261,838,478	245,011,303	249,781,431	235,589,990

Subordinated Debentures	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Other borrowed money	14,000,000	24,010,000	17,500,000	7,000,000	13,000,000
Accrued interest and other liabilities	1,061,195	1,679,866	1,177,291	1,695,192	822,012
Total liabilities	288,854,064	292,528,344	268,688,594	263,476,623	254,412,002

Shareholders’ Equity:
Common stock and additional paid-in capital	20,813,728	20,741,995	20,460,617	20,412,313	20,381,712
Retained Earnings	5,856,291	5,183,858	4,395,357	3,522,850	2,701,130
Cash Dividends Declared	0	0	0	0	0
Accumulated other comprehensive income(loss)	35,148	10,401	(14,841)	(60,181)	(45,583)
Total shareholders’ equity	26,705,167	25,936,254	24,841,133	23,874,982	23,037,259

Total liabilities and shareholders’ equity	$315,559,231	$318,464,598	$293,529,727	$287,351,605	$277,449,261

1st Pacific Bancorp

CONSOLIDATED REPORTS OF INCOME

	Mar 31, 2007	Dec 31, 2006	Sept 30, 2006	June 30, 2006	Mar 31, 2006
INTEREST INCOME
Loans, including fees	$6,069,825	$6,031,359	$5,831,068	$5,532,555	$5,040,514
Investment securities	132,512	137,925	137,227	58,761	40,647
Federal funds sold	245,311	170,458	109,842	224,482	144,878
Total interest income	6,447,648	6,339,742	6,078,137	5,815,798	5,226,039

INTEREST EXPENSE
Deposits	2,415,049	2,249,222	2,029,974	1,813,927	1,469,987
Subordinated debt and other borrowings	295,108	281,521	174,444	93,603	104,245
Total interest expense	2,710,157	2,530,743	2,204,418	1,907,530	1,574,232

Net Interest Income	3,737,491	3,808,999	3,873,719	3,908,268	3,651,807

Provision for Loan Losses	77,000	10,000	86,000	169,000	179,000

Net interest income after provision for loan losses	3,660,491	3,798,999	3,787,719	3,739,268	3,472,807

NON INTEREST INCOME
Service charges, fees and other income	122,102	95,565	99,781	94,486	105,844
Brokered loan fees and gains on loan sales	47,790	38,492	40,200	50,284	13,786
Total non interest income	169,892	134,057	139,981	144,770	119,630

NON INTEREST EXPENSE
Salaries and benefits	1,629,765	1,560,551	1,451,822	1,517,396	1,546,222
Occupancy and equipment	400,173	380,241	399,205	418,184	339,179
Other expense	664,328	694,210	590,266	541,882	533,603
Total non interest expense	2,694,266	2,635,002	2,441,293	2,477,462	2,419,004

Income before income tax expense	1,136,117	1,298,054	1,486,407	1,406,576	1,173,433

Income tax expense	463,684	509,553	613,900	584,855	480,645

Net Income	$672,433	$788,501	$872,507	$821,721	$692,788

Basic earnings per share	$0.17	$0.20	$0.23	$0.21	$0.18
Diluted earnings per share	$0.16	$0.19	$0.21	$0.20	$0.16
Average shares outstanding	3,890,484	3,873,532	3,868,396	3,866,992	3,852,399
Average diluted shares outstanding	4,228,740	4,215,993	4,181,556	4,136,256	4,238,811